Exhibit 99.1

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410) 224-8770

FOR FURTHER INFORMATION:
AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. ANNOUNCES EXTENSION OF EMPLOYMENT

AGREEMENT WITH DOMINIC DINAPOLI, CHIEF OPERATING OFFICER

ANNAPOLIS, MD, November 1, 2005—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, announced today that Dominic DiNapoli, its Chief Operating Officer, had signed a new long-term employment agreement with FTI through December 31, 2011.

Commenting on Mr. DiNapoli, Jack Dunn, President and Chief Executive Officer, said, “The opportunities that lie in front of FTI include potential acquisitions, expansion abroad, the integration of our practices into a mature and cohesive culture and, above all, the continued expansion of our intellectual capital base through the hiring and retention of highly skilled, highly valued, and highly sought after professionals. Based on Dom’s exceptional performance in the role of chief operating officer, skills and credentials, I can’t imagine a better person to help build FTI’s operational excellence that will be the envy of our industry and stand FTI in good stead for many years to come.”

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of approximately 1,300 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. Additional information is available at: www.fticonsulting.com.